Exhibit 11

                            Universal Heights, Inc.
         Statement Regarding the Computation of Per Share Income (Loss)



                                                 THREE MONTHS ENDED                    NINE MONTHS ENDED

                                             SEPTEMBER 30,    OCTOBER 31,       SEPTEMBER 30,       OCTOBER 31,
                                                1998            1997               1998               1997
                                                ----            ----               ----               ----

Computation of Net Income (Loss) Per Share:

Weighted average number of
   shares outstanding                         14,688,000       3,251,000         14,680,000          3,368,000

Income (loss) applicable to
   common stock:

 From continuing operations                  $   442,962      $ (351,597)       $ 1,990,477        $  (688,954)
                                             ===========      ===========       ===========        ============

 From discontinued operations                $         -      $ (120,953)       $         -        $(1,735,850)
                                             ===========      ===========       ===========        ============

  Net income (loss)                          $   442,962      $ (472,550)       $ 1,990,477        $(2,424,804)
                                             ===========      ===========       ===========        ============

Basic Income (loss) Per Share:

 From continuing operations                  $ 0.03           $(0.11)           $ 0.14             $(0.21)
                                             ======           =======           ======             =======

 From discontinued operations                $    -           $(0.04)           $    -             $(0.51)
                                             ======           =======           ======             =======

Net income (loss)                            $ 0.03           $(0.15)           $ 0.14             $(0.72)
                                             ======           =======           ======             =======

The dilutive  effect of options and warrants  increased  the weighted  shares by
3,261,000 shares for the three months ended September 30, 1998 and 2,711,000 shares for the nine months ended September 30, 1998 resulting in diluted earnings per share of $0.02 and $0.11, respectively.